Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 33-54434, No. 33-54436, No. 33-74112, No. 33-80098, No. 33-94822, No. 333-73588, No. 333-95169 and No. 333-47015) of our report dated June 5, 2002, with respect to the statements of The Dairy and Drugs of Abuse Testing Business of CV Holdings, LLC and CV Leasing LLC included in the Current Report on Form 8-K of Apogent Technologies Inc. dated December 18, 2002, as amended in this Form 8-K/A.

/s/ Ernst & Young LLP

Syracuse, New York
January 10, 2003